FOR RELEASE Thursday, July 24, 2025

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces Second Quarter 2025 Results; Updates Full-Year Outlook

MCLEAN, Va. – July 24, 2025 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”), a leading provider of global voice and data satellite communications, today reported financial results for the second quarter of 2025 and updated its full-year 2025 outlook. Net income was $22.0 million, or $0.20 per diluted share, for the second quarter of 2025, as compared to net income of $32.3 million, or $0.27 per diluted share, for the second quarter of 2024. The decrease in net income was primarily the result of a one-time $19.8 million gain related to the acquisition of Satelles, Inc. recognized in the second quarter of 2024, which did not reoccur in 2025. Operational EBITDA (“OEBITDA”)(1) for the second quarter was $121.3 million, as compared to $114.0 million for the prior-year period, representing a year-over-year increase of 6%.

Iridium reported second quarter total revenue of $216.9 million, which consisted of $155.6 million of service revenue and $61.3 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 8% versus the comparable period of 2024. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, grew 2% from the year-ago period and was 72% of total revenue for the second quarter of 2025.

The Company ended the quarter with 2,483,000 total billable subscribers, which is up from 2,413,000 for the year-ago period and compares to 2,443,000 for the quarter ended March 31, 2025. Total billable subscribers grew 3% year-over-year, led by growth in commercial IoT.

“We’re making great progress on our direct-to-device service with testing now underway and are also finding exciting, innovative applications for our new PNT service,” said Matt Desch, CEO, Iridium. Desch added, “I'm pleased that the Board approved an increase to our September quarterly dividend. This 5% increase for the full year demonstrates our confidence in Iridium’s long-term prospects and continued growth.”

Iridium Business Highlights

Service – Commercial
Commercial service remained the largest part of Iridium’s business, representing 59% of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.
•Commercial service revenue was $128.8 million, up 2% from last year’s comparable period.
•Commercial voice and data: Revenue was $56.8 million, up 1% from the year-ago period, and subscribers remained consistent with the year-ago period at 415,000. Average revenue per user (“ARPU”) was $46 during the second quarter, unchanged from last year’s comparable period.
•Commercial IoT data: Revenue was $44.8 million, up 8% from the year-ago period, driven by a 5% growth in subscribers from the year-ago period to 1,924,000, and an increase in a contract with a large customer. ARPU was $7.83 in the second quarter, compared to $7.70 in last year’s comparable period.
•Commercial broadband: Revenue was $12.7 million, down 6% from $13.5 million in the year-ago period, and subscribers declined 3% from the year-ago period to 16,300. ARPU was $260 during the second quarter, compared to $269 in last year’s comparable period, reflecting the increased prevalence of Iridium’s use as a companion service.
•Hosted payload and other data service: Revenue was $14.5 million, up 1% from $14.4 million in the year-ago period. The year-over-year change primarily reflected contributions from Iridium’s PNT service partially offset by other data service contracts.

•Iridium’s commercial business ended the quarter with 2,355,000 billable subscribers, which compares to 2,271,000 for the prior-year quarter and 2,310,000 for the quarter ended March 31, 2025. IoT data subscribers represented 82% of billable commercial subscribers at the end of the quarter, an increase from 81% at the end of the prior-year period.

Service – U.S. Government
Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.
Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium® gateway under two other contracts with the U.S. Space Force. Iridium Certus® airtime services are not included under these contracts and may be procured separately for an additional fee.
•Government service revenue grew 1% to $26.8 million in the second quarter, reflecting a contractual rate increase in the EMSS Contract as of September 2024.
•Iridium’s U.S. government business ended the quarter with 128,000 subscribers, which compares to 142,000 for the prior-year quarter and 133,000 for the quarter ended March 31, 2025. Government voice and data subscribers decreased 22% from the year-ago period to 49,000 as of June 30, 2025. Government IoT data subscribers remained flat year-over-year and represented 62% of government subscribers at the quarter end.

•Under the terms of the multi-year EMSS Contract, Iridium’s fixed-price rate will increase to $110.5 million for the contract year beginning September 15, 2025.

Equipment
•Equipment revenue was $19.5 million in the second quarter, down 15% compared to $22.8 million in the prior-year quarter.
•For the full-year 2025, the Company expects equipment sales to be in line with 2024.

Engineering & Support
•Engineering and support revenue was $41.9 million during the second quarter, up 62% compared to $25.8 million in the prior-year quarter, primarily due to increasing activity with the U.S. government.
•For the full-year 2025, the Company expects engineering and support revenue to increase from 2024.

Capital expenditures were $20.7 million for the second quarter, including $0.9 million in capitalized interest. The Company ended the second quarter with gross Term Loan debt of $1.8 billion, $50.0 million outstanding under the Revolving Facility, and a cash and cash equivalents balance of $79.3 million. The Company ended the second quarter with net leverage of 3.6 times trailing twelve months OEBITDA.

Iridium paid its second quarter dividend of $0.14 per common share on June 30, 2025. The Company’s Board of Directors declared a quarterly dividend of $0.15 per share for the third quarter 2025, which represents a full-year dividend increase of 5.5%. Iridium has increased the dividend paid per share each year since initiating its dividend in 2023.

During the quarter, the Company repurchased approximately 2.6 million shares of its common stock under its previously announced share repurchase program at a total purchase price of $65.0 million. As of June 30, 2025, $295.3 million remained available and authorized for repurchase under this program through December 31, 2027. The Company has retired 34.8 million shares, for an aggregate purchase price of $1.2 billion, since its share repurchase program commenced in February 2021.

2025 and Longer-Term Outlook
The Company updated its full-year 2025 outlook for service revenue growth and maintained its full-year 2025 OEBITDA and long-term guidance as follows:
•Total service revenue growth between 3% and 5% for full-year 2025. (Previously, guidance for total service revenue growth was between 5% and 7% for full-year 2025). Total service revenue for 2024 was $614.9 million.
•Full-year 2025 OEBITDA between $490 million and $500 million. OEBITDA for 2024 was $470.6 million.
•Cash taxes of less than $10 million per year through 2026. We expect that the longer-term cash tax rate will move closer to the statutory rate in 2028.
•Net leverage below 4.0 times OEBITDA through 2026 and falling below 2.0 times OEBITDA by the end of the decade, assuming ongoing execution of the Company’s share repurchase authorization and the payment of expected quarterly dividends. Net leverage was 3.6 times OEBITDA at December 31, 2024.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company reports Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, gain (loss) on equity method investments, acquisition and related costs, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Management believes such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. The Company does not provide a forward-looking reconciliation of expected full year 2025 Operational EBITDA guidance as the amount and significance of certain items such as share-based compensation, acquisition related costs and gain/loss on equity method investments, that are required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income to Operational EBITDA
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP net income	$21,968	$32,336	$52,380	$51,989
Interest expense, net	22,752	23,797	44,576	44,460
Income tax expense	3,807	4,565	9,626	12,496
Depreciation and amortization	52,837	50,776	104,504	100,520
Share-based compensation	19,089	19,348	30,837	33,348
Acquisition and related costs(1)	—	919	—	2,375
Gain (loss) on equity method investments	860	(17,698)	1,508	(16,131)
Operational EBITDA	$121,313	$114,043	$243,431	$229,057
(1)     Represents direct costs incurred in connection with the negotiation, consummation and integration of acquisition transactions, whether or not actually completed. These costs generally include legal and advisory fees, severance and other related costs.

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, July 24, 2025. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations, and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2024, Iridium acquired Satelles and announced the Iridium Satellite Time and Location service. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services, and partner solutions, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, net leverage and cash taxes for 2025; cash taxes and net leverage over the long term; anticipated equipment sales and engineering and support service revenue for 2025; amount and timing of share repurchases, the payment of dividends, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, the development of and market for Iridium’s products and services, and changes in trade policy, including tariff rates, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on February 13, 2025, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended June 30,
	2025	2024
Revenue
Service revenue
Commercial	$128,820	$125,967
Government	26,750	26,500
Total service revenue	155,570	152,467
Subscriber equipment	19,455	22,782
Engineering and support service	41,881	25,818
Total revenue	216,906	201,067
Operating expenses
Cost of services (exclusive of depreciation and amortization)	53,603	39,464
Cost of subscriber equipment sales	11,302	13,946
Research and development	4,279	6,512
Selling, general and administrative	44,627	46,723
Depreciation and amortization	52,837	50,776
Total operating expenses	166,648	157,421
Operating income	50,258	43,646
Other expense, net
Interest expense, net	(22,752)	(23,797)
Other expense, net	(871)	(646)
Total other expense, net	(23,623)	(24,443)
Income before income taxes and gain (loss) on equity method investments	26,635	19,203
Income tax expense	(3,807)	(4,565)
Gain (loss) on equity method investments	(860)	17,698
Net income	$21,968	$32,336
Operational EBITDA	$121,313	$114,043

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Six Months Ended June 30,
	2025	2024
Revenue
Service revenue
Commercial	$256,362	$248,044
Government	53,500	53,000
Total service revenue	309,862	301,044
Subscriber equipment	42,576	47,650
Engineering and support service	79,346	56,226
Total revenue	431,784	404,920
Operating expenses
Cost of services (exclusive of depreciation and amortization)	102,389	85,913
Cost of subscriber equipment sales	24,169	27,826
Research and development	9,696	13,710
Selling, general and administrative	80,380	83,534
Depreciation and amortization	104,504	100,520
Total operating expenses	321,138	311,503
Operating income	110,646	93,417
Other expense, net
Interest expense, net	(44,576)	(44,460)
Other expense, net	(2,556)	(603)
Total other expense, net	(47,132)	(45,063)
Income before income taxes and gain (loss) on equity method investments	63,514	48,354
Income tax expense	(9,626)	(12,496)
Gain (loss), net on equity method investments	(1,508)	16,131
Net income	$52,380	$51,989
Operational EBITDA	$243,431	$229,057

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$56,810	$56,455	1%	$112,752	$111,432	1%
IoT data(2)	44,741	41,609	8%	88,596	81,064	9%
Broadband(3)	12,724	13,478	-6%	25,600	27,170	-6%
Hosted payload and other data service(4)	14,545	14,425	1%	29,414	28,378	4%
Total commercial service revenue	128,820	125,967	2%	256,362	248,044	3%
Government service revenue(5)	26,750	26,500	1%	53,500	53,000	1%
Total service revenue	155,570	152,467	2%	309,862	301,044	3%
Subscriber equipment	19,455	22,782	-15%	42,576	47,650	-11%
Engineering and support(6)
Commercial	2,404	1,520	58%	4,041	2,673	51%
Government	39,477	24,298	62%	75,305	53,553	41%
Total engineering and support	41,881	25,818	62%	79,346	56,226	41%
Total revenue	$216,906	$201,067	8%	$431,784	$404,920	7%
Operational EBITDA
Operational EBITDA	$121,313	$114,043	6%	$243,431	$229,057	6%
Other
Capital expenditures(7)	$20,710	$12,442		$45,256	$27,006
Net debt(8)	$1,745,412	$1,603,334
Cash, cash equivalents and marketable securities	$79,309	$63,541
Revolving Credit Facility	$50,000	$50,000
Term Loan, gross	$1,774,721	$1,616,875
Deferred financing costs	(15,552)	(15,911)
Term Loan, net	$1,759,169	$1,600,964
(1)    Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium’s satellite system.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the sum of the gross Term Loan and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of June 30,
	2025	2024	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	415	417	0%
IoT data	1,924	1,837	5%
Broadband (3)	16.3	16.8	-3%
Total commercial voice and data, IoT data and Broadband service	2,355	2,271	4%
Government
Voice and data and IoT data service
Voice and data	49	63	-22%
IoT data	79	79	0%
Total government voice and data and IoT data service	128	142	-10%
Total billable subscribers	2,483	2,413	3%

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	6	12	-50%	—	9	-100%
IoT data	39	71	-45%	37	128	-71%
Broadband	—	0.2	(100)%	(0.3)	0.2	-250%
Total commercial voice and data, IoT data and Broadband service	45	83	-46%	37	137	-73%
Government
Voice and data and IoT data service
Voice and data	(5)	1	-600%	(13)	1	-1400%
IoT data	—	(4)	107%	—	(4)	107%
Total government voice and data and IoT data service	(5)	(3)	-58%	(13)	(3)	-324%
Total net billable subscriber additions	40	80	-50%	24	134	-82%

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
ARPU (2) (4)
Commercial
Voice and data	$46	$46	—%	$45	$45	—%
IoT data	$7.83	$7.70	2%	$7.75	$7.62	2%
Broadband	$260	$269	-3%	$260	$271	(4)%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.